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                                                                                                         EXHIBIT 11




                                                  COGNEX CORPORATION
                                         COMPUTATION OF PER SHARE EARNINGS


Weighted average common and common share equivalents were computed as follows (a):
                                                                                  DECEMBER 31,
                                                           --------------------------------------------------------
                                                               1994                   1993                 1992
                                                           -----------             ----------           -----------
Weighted average common shares outstanding . . . .          17,279,778             16,816,226            16,805,964
Weighted average options outstanding . . . . . . .           3,810,792              2,288,760             1,241,456
Shares assumed to be purchased . . . . . . . . . .          (2,515,783)            (1,270,995)             (641,488)
                                                           -----------             ----------           -----------
Primary weighted average common and common
   share equivalents outstanding . . . . . . . . .          18,574,787             17,833,991            17,405,932
Dilutive effect of weighted average options. . . .             387,460                  2,870                36,730
                                                           -----------             ----------           -----------
Fully diluted weighted average common and
   common share equivalents outstanding. . . . . .          18,962,247             17,836,861            17,442,662
                                                           ===========             ==========           ===========


(a) Adjusted for the two-for-one stock split effective September 30, 1993.

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